Exhibit (a)(13)

                   THIS CONCERNS YOUR EXISTING INVESTMENT IN
               PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST
                               (AMEX TICKER: PCA)
            THE INVESTMENT YOU MADE IN PCA MAY CHANGE DRAMATICALLY!!

BY NOW, YOU SHOULD HAVE RECEIVED A PACKAGE OF INFORMATION CONCERNING OUR TENDER OFFER TO PURCHASE ALL OF THE SHARES OF PCA. YOU SHOULD CONSIDER OUR OFFER IMMEDIATELY.

THESE ARE THE KEY REASONS WE BELIEVE YOU SHOULD ACT ON OUR OFFER:

     1. OUR OFFER TO PURCHASE IS AT THE HIGHEST AVERAGE PRICE PAID FOR PCA SHARES ON THE AMERICAN STOCK EXCHANGE DURING THE PAST 2 1/2 YEARS.

     2. IF WE ARE SUCCESSFUL IN ACQUIRING A MAJORITY OF PCA'S COMMON SHARES, WE WILL PROPOSE CHANGES INCLUDING REPLACING THE CURRENT INVESTMENT ADVISER AND CHANGING PCA'S INVESTMENT OBJECTIVES, AS WELL AS OTHER CHANGES THAT WILL RESULT IN PCA BEING FAR DIFFERENT THAN THE INVESTMENT YOU BOUGHT.

     3. IF SHAREHOLDERS APPROVE THESE CHANGES, PCA WILL NO LONGER BE AN INCOME FUND. IT WILL LIQUIDATE ITS ENTIRE PORTFOLIO OF CALIFORNIA MUNICIPAL BONDS AND ANY INCOME WILL NO LONGER BE EXEMPT FROM FEDERAL AND CALIFORNIA INCOME TAX.

IF YOU DON'T WANT TO BE PART OF THIS NEW DIRECTION, OUR TENDER OFFER GIVES YOU AN OPPORTUNITY TO SELL YOUR SHARES AT THE HIGHEST PRICE PAID IN THE LAST 2 1/2 YEARS.

                     ACT NOW WHILE YOU HAVE THE OPPORTUNITY
                     THE OFFER EXPIRES ON FEBRUARY 16, 2007

         If you have not received your materials or if you need further information, you may contact our Information Agent:

                               Morrow & Co., Inc.
                                 (800) 607-0088

The Mildred Horejsi Trust
January 29, 2007